Exhibit 5.4

[FOULSTON SIEFKIN LLP LETTERHEAD]

December 18, 2013

Board of Directors

Hanesbrands, Inc.

1000 East Hanes Mills Road

Winston-Salem, North Carolina 27105

Ladies and Gentlemen:

We are acting as special Kansas counsel to Event 1, Inc., a Kansas corporation (the “Kansas Guarantor”), relating to the registration by Hanesbrands Inc., a Maryland corporation (the “Registrant”), of certain securities of the Registrant, including debt securities (the “Debt Securities”), pursuant to the Registrant’s registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”). The obligations of the Registrant to pay the principal of, premium, if any, and interest on the Debt Securities may be guaranteed by the Kansas Guarantor (a “Kansas Guarantee”) and certain other guarantors (such guarantees together with the Kansas Guarantee, the “Guarantees”). The Debt Securities and the Guarantees may be issued pursuant to the Indenture, dated as of August 1, 2008, as supplemented by a supplemental indenture (a “Supplemental Indenture”), by and among the Registrant, the Kansas Guarantor, and the other guarantors named therein, and Branch Banking and Trust Company, as trustee (the “Trustee”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures and that the person who signed the documents on behalf of the Kansas Guarantor was the person who was authorized to do so, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies, facsimiles, and electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Kansas General Corporation Code, as amended. We express no opinion in this letter as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Kansas General Corporation Code, as amended” includes the statutory provisions contained therein, all applicable provisions of the relevant state constitution, and reported judicial decisions interpreting the foregoing.

Board of Directors

Hanesbrands Inc.

December 18, 2013

Based upon, subject to, and limited by the foregoing, we are of the opinion that:

(a) The Kansas Guarantor is a corporation validly existing and in good standing as of the date hereof under the laws of the State of Kansas.

(b) The Kansas Guarantor has the corporate power to execute, deliver, and perform its obligations under a Supplemental Indenture and a Kansas Guarantee, as of the date hereof.

(c) The execution, delivery, and performance on the date hereof by the Kansas Guarantor of a Supplemental Indenture and a Kansas Guarantee do not violate, as of the date hereof (i) any Kansas statute or any rule or regulation that has been issued pursuant to any Kansas statute, (ii) the articles of incorporation or bylaws of the Kansas Guarantor, as applicable, or (iii) to our knowledge, any court or administrative order, judgment, or decree that names the Kansas Guarantor and is specifically directed to it or any of its property.

(d) No approval or consent of, or registration or filing with any Kansas governmental agency is required to be obtained or made by the Kansas Guarantor under the Kansas Corporation Code, as amended, in connection with the execution, delivery, and performance on the date hereof by the Kansas Guarantor of a Supplemental Indenture or a Kansas Guarantee, as of the date hereof.

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance, and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. We further consent to the reliance by King & Spalding LLP on our opinions, as if they were addressed to them, in rendering their opinions to the Registrant on the date hereof, it being understood that our opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing, or originally intended use of our opinion. Except as set forth in the immediately preceding sentences, this opinion is rendered only to the addressees hereof and their respective successors and assigns and is solely for their benefit in connection with the above transactions.

Sincerely,

/s/ FOULSTON SIEFKIN LLP